UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report (Date of earliest event reported): March 26, 2007

Omega Protein Corporation

(Exact name of registrant as specified in its charter)

Nevada	001-14003	76-0562134
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2101 CityWest Blvd, Bldg. 3, Suite 500 Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

(713) 623-0060

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

See Item 2.03 below.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 26, 2007 (the “Closing Date”), Omega Protein Corporation, a Nevada corporation (the “Company”), Omega Protein, Inc., a Virginia corporation and the Company’s principal operating subsidiary (“OPI” and, together with the Company, the “Borrowers”), and certain domestic subsidiaries of the Company (the “Guarantors” and, together with the Borrowers, the “Loan Parties”) entered into a Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, lender, swing line lender and letter of credit issuer, Regions Bank, Compass Bank and Farm Credit Bank of Texas (collectively, the “Lenders”). The Credit Agreement provides the Company with a $55 million senior credit facility (the “Senior Credit Facility”) consisting of (i) a 5-year revolving credit facility (the “Revolving Credit Facility”) of up to $20 million, including a $7.5 million sub-limit for the issuance of standby letters of credit and a $2.5 million sub-limit for swing line loans and (ii) a 5-year term loan (the “Term Loan”) of $35 million. The Senior Credit Facility replaced the Company’s existing financing facility with Ableco Finance LLC (“Ableco”), A3 Fund Management LLC, an affiliate of Ableco, and Wachovia Bank, National Association, under which, as of the Closing Date, $28.7 million in principal was outstanding under a term loan and $6.5 million in principal was outstanding under revolving loans, and approximately $3.3 million in letters of credit were issued, primarily in support of worker’s compensation insurance programs. On the Closing Date, the Borrowers drew down $35 million under the Term Loan and approximately $2.0 million under the Revolving Credit Facility, and had approximately $3.3 million issued in standby letters of credit, primarily in support of worker’s compensation insurance programs.

The following are the material terms of the Senior Credit Facility:

Revolving Credit Facility: Aggregate amounts outstanding under the Revolving Credit Facility (including standby letters of credit and swing line loans) are limited to an amount not to exceed the lesser of (i) $20 million (the “Revolving Commitment”) and (ii) an amount (the “Borrowing Base”) equal to the sum of (a) 80% of Eligible Accounts Receivable (as defined in the Credit Agreement) plus (b) 50% of net book value of Eligible Inventory (as defined in the Credit Agreement), provided that Eligible Inventory shall not comprise more than 50% of the total of (a) and (b). Standby letters of credit will be issued by, and swing line loans will be made available by, Bank of America, N.A. and each Lender will purchase an irrevocable and unconditional participation in each standby letters of credit and swing line loan, subject to certain conditions. Swing line loans will be made available on a same day basis in minimum amounts of $100,000, subject to certain conditions.

Term Loan: The Borrowers are required to repay the outstanding principal amount of the loan under the Term Loan in installments on the dates and in the amounts set forth in the table below (unless accelerated earlier):

Payment Dates	Principal Amortization Payment
September 30, 2007	$ 437,500
December 31, 2007	$ 437,500
March 31, 2008	$ 875,000
June 30, 2008	$ 875,000
September 30, 2008	$ 875,000
December 31, 2008	$ 875,000
March 31, 2009	$1,312,500
June 30, 2009	$1,312,500
September 30, 2009	$1,312,500
December 31, 2009	$1,312,500
March 31, 2010	$1,750,000
June 30, 2010	$1,750,000
September 30, 2010	$1,750,000
December 31, 2010	$1,750,000
March 31, 2011	$1,750,000
June 30, 2011	$1,750,000
September 30, 2011	$1,750,000
December 31, 2011	$1,750,000
Maturity Date	Remaining outstanding balance

Interest: Any loan (other than swing line loans) under the Senior Credit Facility bears interest at a rate equal to the Applicable Margin, as determined in accordance with the pricing grid set forth below, plus one of the following indexes: (i) Eurodollar and (ii) the Base Rate (defined as the higher of (a) the Federal Funds Rate plus 0.50% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”). Each swing line loan bears interest at the Base Rate plus the Applicable Margin for Base Rate loans.

Consolidated Leverage Ratio of the Company and its Subsidiaries	Applicable Commitment Fee	Letters of Credit Fee	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
Less than 2.0x	0.40%	2.00%	2.00%	0.50%
Less than 2.50x but greater than or equal to 2.0x	0.40%	2.25%	2.25%	0.75%
Less than 3.0x but greater than or equal to 2.5x	0.40%	2.375%	2.375%	1.00%
Less than 3.5x but greater than or equal to 3.0x	0.40%	2.50%	2.50%	1.25%
Greater than or equal to 3.5x	0.50%	2.75%	2.75%	1.50%

All borrowings made on the Closing Date were made as Base Rate loans. These Base Rate loans were converted to Eurodollar loans three days after the Closing Date.

Fees:

Commitment Fee: The Borrowers are required to pay a commitment fee, as determined in accordance with the pricing grid above, based on the unused portion of each of the Lenders’ commitments under the Revolving Credit Facility. The fee is payable quarterly in arrears after the Closing Date. Swing line loans are not deemed to be utilization of the Revolving Credit Facility for purposes of calculating the fee.

Letter of Credit Fee: The Borrowers are required to pay a letter of credit fee, as determined in accordance with the pricing grid above, based on the maximum amount available to be drawn under each standby letter of credit that is issued and outstanding. The fee is payable quarterly in arrears after the Closing Date.

Term: The Senior Credit Facility will terminate on March 26, 2012 (the “Maturity Date”). All loans and all other obligations outstanding under the Senior Credit Facility shall be payable in full on the Maturity Date.

Mandatory and Voluntary Prepayment:

Mandatory: The Credit Agreement provides for mandatory prepayments, subject to certain conditions, with respect to: (i) the amount by which the aggregate outstanding principal amount of loans under the Revolving Credit Facility (“Revolving Loans”) exceeds the lesser of the Revolving Commitment and the Borrowing Base; (ii) 100% of the net cash proceeds of (a) all sales or other dispositions of property and assets of Company or of any of its subsidiaries and (b) casualty or condemnation events to the extent that such net cash proceeds are not reinvested within 180 days of such disposition or event in property that is used or useful in the same or a similar line of business as the Company and its subsidiaries were engaged in on the Closing Date; (iii) 50% of Consolidated Excess Cash Flow (defined as an amount equal to the sum of (a) Consolidated EBITDA (as defined in the Credit Agreement) minus (b) Consolidated Capital Expenditures (as defined in the Credit Agreement) paid in cash minus (c) the cash portion of Consolidated Interest Charges (as defined in the Credit Agreement) minus (d) cash taxes paid minus (e) Consolidated Scheduled Funded Debt Payments (as defined in the Credit Agreement) minus (f) the amount of any voluntary prepayments made on the Term Loan during such fiscal year) if the Consolidated Leverage Ratio (as defined below) as of the end of any fiscal year commencing with the year ending December 31, 2008 is equal to or greater than 3.0 to 1.0; (iv) 100% of the net cash proceeds of the issuance by the Company or any of its subsidiaries of certain indebtedness permitted under the Senior Credit Facility; and (v) 50% of the net cash proceeds of any issuances of equity interests by the Company or any of its subsidiaries, other than (a) issuances of equity interests pursuant to the exercise of options or warrants, (b) any issuance of equity interests pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, (c) any issuance of options or warrants relating to such equity interests and (d) any issuance by the Company or any of its subsidiaries of equity interests as consideration for a Permitted Acquisition (as defined in the Credit Facility). The amounts required be repaid shall be applied to Revolving Loans, including standby letters of credit and swing line loans, and the Term Loan as set forth in the Credit Agreement.

Voluntary: The Borrowers may at any time or from time to time prepay the Revolving Loans and the Term Loan, in whole or in part, without premium or penalty, subject to certain conditions.

Collateral: All obligations of the Loan Parties to the Lenders are secured by a perfected, first priority lien (subject to customary permitted prior liens) on, and security interest in, all of the Loan Parties’ now owned and hereafter acquired assets, including all real property, fixtures, accounts, inventory, equipment, vessels (other than vessels, real estate, tangible or intangible personal property and other assets pledged to secure loans made to the Loan Parties under the National Marine Fisheries Finance Program (the “NMFFP”) of the U.S. Maritime Administration (“MARAD”), general intangibles, payment intangibles, contract rights, chattel paper, instruments, investment property, commercial tort claims, trademarks, copyrights, patents and other intellectual property, deposit accounts, cash and cash equivalents and all other assets and property of the Loan Parties, real and personal, tangible and intangible, and all proceeds thereof, including, without limitation, all of the capital stock or other equity interests of each subsidiary of the Company; provided, that stock pledges will be limited to the extent they result in adverse tax consequences or regulatory issues (including a failure to comply with MARAD certification or disclosure requirements). The stock of OPI will not be pledged until the pledge of that stock is approved by MARAD.

Covenants: The Credit Agreement requires the Company comply with various affirmative and negative covenants affecting its business and operations. In addition, the Company is required to comply with the following financial covenants:

•

The Company is required to maintain Consolidated Net Worth (as defined in the Credit Agreement) of at least $85,000,000, which is increased on a cumulative basis as of the end of each fiscal quarter (commencing June 30, 2007) by an amount equal to 75% of Consolidated Net Income (as defined in the Credit Agreement) (to the extent positive) for the fiscal quarter then ended plus 100% of the amount of certain equity issuances after the Closing Date that increase consolidated shareholders’ equity;

•

The Company is required to maintain, as of the end of each fiscal quarter (commencing March 31, 2007), a Consolidated Leverage Ratio (as defined in the Credit Agreement) of 4.0 to 1.0, which will be reduced to (i) 3.75 to 1.0 on September 30, 2007, (ii) 3.25 to 1.0 on December 31, 2007, (iii) 3.0 to 1.0 on December 31, 2008, (iv) 2.75 to 1.0 on December 31, 2009 and (iv) 2.5 to 1.0 on December 31, 2010 for thereafter.

•

The Company is required to maintain, as of the end of each fiscal quarter (commencing March 31, 2007), a Consolidated Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of at least 1.1 to 1.0.

•

The Company is required to maintain, at the end of each fiscal quarter (commencing March 31, 2007), a Consolidated Asset Coverage Ratio (as defined in the Credit Agreement) of 1.5 to 1.0, which will be increased to 2.0 to 1.0 on December 31, 2008 for thereafter.

•	The Company is not permitted to have Consolidated Capital Expenditures (as defined in the Credit Agreement) in excess of $15 million for any fiscal year.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2007, the Company awarded the cash bonuses set forth below to Company officers. These bonuses were approved by the Compensation Committee of the Board of Directors.

Joseph L. von Rosenberg III	President and Chief Executive Officer	$550,000
Robert W. Stockton	Executive Vice President and Chief Financial Officer	$375,000
John D. Held	Executive Vice President, General Counsel and Secretary	$375,000

Item 7.01	Regulation FD Disclosure.

On March 26, 2007, the Company issued a press release regarding the Senior Credit Facility, which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1 Credit Agreement dated as of March 26, 2007, among Omega Protein Corporation, Omega Protein, Inc., Protein Finance Company, Omega International Marketing Company, Omega International Distribution Company, Omega Shipyard, Inc., Protein Industries, Inc., Bank of America, N.A., as administrative agent, lender, swing line lender and letter of credit issuer, Regions Bank, as lender, Compass Bank, as lender, and Farm Credit Bank of Texas, as lender.

10.2 Security Agreement dated as of March 26, 2007, made by Omega Protein Corporation, Omega Protein, Inc., Protein Finance Company, Omega International Marketing

Company, Omega International Distribution Company, Omega Shipyard, Inc., Protein Industries, Inc. and Bank of America, N.A., as administrative agent.

10.3 First Preferred Fleet Mortgage made March 26, 2007 given by Omega Protein, Inc. to Omega Master Vessel Trust 2007.

99.1 Press release of Omega Protein dated March 26, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Omega Protein Corporation

Dated: March 30, 2007	/s/ John D. Held
John D. Held Executive Vice President, General Counsel and Secretary